Exhibit 10.3

                        AMENDMENT TO FRANCHISE AGREEMENT

     This Amendment is made as of the 29th day of April, 1996, between NUTRI/SYSTEM L.P. ("Franchisor" or "we"), a Delaware limited partnership, with its principal place of business located at 410 Horsham Road, Horsham, PA 19044-2014, and __________ ("Franchisee" or "you"), a ___________________
__________, whose principal address is ________________________________________.

     1. NutriRx Program. Franchisor has developed a new comprehensive, multidiscipline weight loss program involving appetite suppressant medication, nutritionally balanced menu plans, wellness and exercise information and other products and services (hereinafter the "NutriRx Program" or the "Program"). The Program contemplates that a duly licensed physician be present at the premises of Nutri/System Centers, prescribing and monitoring the use of prescription medications. We may improve or otherwise change the Program from time to time.

     2. Your Acknowledgements. You have read this Amendment. You understand the terms of this Amendment and accept them as being reasonably necessary to maintain the uniformity of our high quality standards at all Nutri/System Centers in order to protect the goodwill of the Marks and the integrity of the System. You have conducted an independent investigation of the NutriRx Program and recognize that the NutriRx Program may involve customer liability risks and includes experimental weight loss therapy. You recognize that the NutriRx Program involves business risks, that the success of the venture is largely dependent on your own business abilities, efforts and financial resources and that the nature of the Program may change over time. You have not received or relied on any guaranty or assurance, express or implied, as to the revenues, profits or success of the NutriRx Program. As we further develop the NutriRx Program, we will provide you with information and guidance regarding any changes and improvements. This Amendment modifies the Franchise Agreement to grant you a limited right to offer the NutriRx Program at your Center(s) and to amend certain other provisions of the Franchise Agreement.

     3. Definitions.

     (a) "Operations Manual" - Our confidential operations manual, as amended from time to time, which may consist of one or more manuals, containing our mandatory and suggested standards, specifications and operating procedures relating to the development and operation of Nutri/System Centers and other information relating to your obligations under this agreement. The term "Operations Manual" also includes alternative or supplemental means of communicating such information to you, including bulletins, e-mails, videotapes, audio tapes, compact discs and computer diskettes. All such alternative or supplemental communications will be clearly identified as additions to the Operations Manual.

     (b) "Owner" - Each person or entity that has a 10% or more direct or indirect legal or beneficial ownership interest in you, if you are a business corporation, partnership, limited liability company or other legal entity.

     (c) "Competitive Business" - Any weight loss, wellness or fitness business or any other business that is the same as or similar to the Nutri/System Center concept, as it

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evolves or changes over time. Restrictions in this Agreement on competitive activities do not apply to: (a) the ownership or operation of other Nutri/System Centers that are licensed or franchised by us; or (b) the ownership of shares of a class of securities that are listed on a stock exchange or traded on the over-the-counter market and that represent less than five percent (5%) of that class of securities.

     (d) "Confidential Information" - Our proprietary and confidential information relating to the development and operation of Nutri/System Centers, including: (1) technical information and expertise relating to the treatment of obesity, including preparation of dietary food and beverage products; (2) site selection criteria for Nutri/System Centers and plans and specifications for the development of Nutri/System Centers, (3) knowledge of operating results and financial performance of Nutri/System Centers, other than your Center and other Nutri/System Centers you own; (4) methods of food product handling, training and management relating to Nutri/System Centers; and (5) computer systems and software programs. Confidential Information includes information that is a trade secret owned by Company, or confidential and proprietary information owned by Company, but does not include: (i) information that is generally known in the industry, (ii) information that becomes public through means other than the violation of this Amendment by Franchisee, or (iii) information that Franchisee can demonstrate that Franchisee acquired from third parties who did not obtain the information in violation of the rights of Company.

     (e) "The Franchise Agreement" - The Agreement dated November 16, 1987, by and between you and the Franchisor, for the territory described as Angelina County, Texas. This Amendment shall be part of the Franchise Agreement (and reference to the Franchise Agreement shall include this Amendment).

     4. Grant of Rights. We grant you the right, and you assume the obligation, to offer and sell the NutriRx Program at your Center(s) during the term of the Franchise Agreement strictly in accordance with its terms and conditions. All fees and other revenues you receive in connection with the NutriRx Program are part of your net receipts and subject to the royalty fee and advertising provisions of the Franchise Agreement.

     5. Development of the Premises. You are responsible for developing and/or converting your Center and for all expenses associated with it. We will furnish you prototype plans for a Nutri/System Center that offers the NutriRx Program. You may modify the prototype plans only to the extent that the plans and specifications pursuant to which you develop the Center comply with all applicable ordinances, building codes and permit requirements and any lease requirements and restrictions. You must submit such plans and specifications to us for our approval, not to be unreasonably withheld, before starting to develop the Premises. At our request, you must submit all revised or "as built" plans and specifications. All development must be in accordance with the plans and specifications we have approved and must comply with all applicable laws, ordinances and local rules and regulations. We will furnish such guidance to you in developing the Premises as we deem appropriate. We may periodically inspect the Premises during its development. We do not, by approving your plans and specifications or by inspecting the Premises, assume any liability or responsibility to you or to any third parties with respect to the soundness of construction of the Premises or otherwise. All copies of prototype plans and plans and specifications provided by us for your Center are our sole and exclusive property, and you

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may claim no interest therein.

     Within 30 days after you have signed this Amendment you must start renovation of your Center or lease, sublease or acquire new Premises. You must complete renovation of your Center within 90 days after the date hereof. Any extension of time is subject to our approval, which we may withhold at our discretion, except in cases of delays occasioned by causes beyond the reasonable control of the Franchisee, but in no event shall renovations be completed later than 180 days after the date hereof. The requirement to complete renovations of your Center includes obtaining all required construction and occupancy licenses and permits, installing all required fixtures, furnishings, equipment and signs, and doing all other things as may be required pursuant to this agreement or by practical necessity. Your Center may not begin to offer the NutriRx Program until we have notified you that your Center meets these requirements.

     6. Equipment, Furniture and Fixtures. You agree to purchase or lease all required medical and other equipment, furnishings and fixtures for your Center. You agree to purchase or lease only such types, brands and models of fixtures, furniture, medical and other equipment which we approve for your Centers and the NutriRx Program as meeting our standards and specifications. You may purchase or lease approved types, brands or models of fixtures, furniture and equipment only from suppliers (including us and any of our Affiliates) we approve, approval not to be unreasonably withheld. We may modify the list of approved types, brands, models and/or suppliers, and you may not, after receipt of notice of such modification, reorder any type, brand or model, or from any supplier, which is no longer approved.

     If you propose to purchase or lease any fixtures, furniture or equipment of a type, brand or model, or from a supplier, that we have not previously approved, you must notify us and submit to us such information as we may request. We may impose reasonable inspection and supervision fees on suppliers not previously approved. Franchisor will not arbitrarily discriminate against any proposed supplier.

     7. Introduction of Program. You agree to conduct an introductory advertising and promotion program for the NutriRx Program within 30 days after you begin offering the Program. You are required to spend at least 20% of your average monthly net receipts (for the trailing twelve (12) months) or the equivalent of 100 target rating points on the program and to use any combination of one or more of the following types of advertising media: television, radio, newspaper, magazine, yellow pages, direct mail, flyers, billboards and telemarketing (only actual out-of-pocket telemarketing expenses will qualify, and salaries or benefits for employees who are not solely dedicated to telemarketing do not qualify). The program must last four weeks and is subject to our approval, not to be unreasonably withheld.

     8. Operations Manual/Physician's Manual. We will loan to each of your Center(s) and to each signatory to the Franchise Agreement 1 copy each of the Operations Manual, Physician's Manual and other Operating Manuals. You agree to comply with all mandatory standards, specifications and operating procedures and other obligations contained in the Manuals. We may modify the Operations Manual and other Manuals to reflect changes in standards, specifications and operating procedures, provided no addition

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or modification may alter your fundamental status and rights under this
Amendment or the Franchise Agreement. Mandatory specifications, standards and operating procedures and other obligations we prescribe from time to time in the Operations Manual, or otherwise communicate to you in writing, constitute provisions of this Franchise Agreement as if fully set forth therein. All references to the Franchise Agreement include all such mandatory specifications, standards and operating procedures and other obligations. You must keep your copy of the Operations Manual current. If a dispute develops relating to the contents of the Operations Manual, our master copy will be controlling. The Operations Manual contains Confidential Information, and you agree not to copy any part of the Operations Manual.

     9. NutriRx Program. You agree to offer and sell our multi-disciplinary weight loss program strictly in accordance with our standards, specifications and requirements, as we may establish and modify them from time to time. If and to the extent permitted by applicable law, you must engage (or retain as an independent contractor) at least one duly licensed physician to examine clients at your Center to prescribe and monitor the use of appetite suppressant medications as he or she deems appropriate in his or her independent professional judgment. If you are not permitted by applicable law to so employ or retain one or more licensed physicians, you agree to establish an appropriate lawful relationship with one or more physicians to provide the medical treatment elements of the NutriRx program. You must require such physicians, at all times that they perform such services, to maintain such medical malpractice insurance coverage as we may reasonably specify from time to time. Nothing contained herein nor in any of our specifications, standards or requirements shall be deemed to directly or indirectly interfere with or control the independent professional judgment of any such physician. Furthermore, no payment required under the Franchise Agreement will permit us directly or indirectly to interfere with or control the independent professional judgment of a licensed physician. The right to receive any payment shall not permit us to have access to any confidential information relating to any clients. No payment under the Franchise Agreement will be made, directly or indirectly, as an inducement for the referral of clients and we shall not solicit or refer patients to the Center's physician. We reserve the right to review the qualifications of any physician you engage or enter into a relationship with.

     10. Compliance With Laws. You must maintain in force in your name all required licenses, permits and certificates relating to the operation of your Center. You must operate your Center in full compliance with all applicable laws, ordinances and regulations. You must notify us in writing within 5 days after: (a) the commencement of any legal or administrative action, or the issuance of any order of any court, agency or other governmental instrumentality, which may adversely affect the development, occupancy or operation of your Center of your financial condition; or (b) the delivery of any notice of violation or alleged violation of any law, ordinance or regulation, including those relating to health or sanitation at your Center. In all dealings with us, as well as your customers, suppliers, lessors and the public, you must adhere to the highest standards of honest, integrity, fair dealing and ethical conduct.

     11. Insurance. Paragraph 9 of the Franchise Agreement is hereby deleted in its entirety and the following inserted in its place: You must maintain in force: (a) comprehensive, general, professional, product, and automobile liability insurance; (b)

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general casualty insurance, including fire and extended coverage, vandalism and malicious mischief insurance, for the replacement value of your Center and its contents; (c) medical malpractice insurance; and (d) such other insurance policies, such as business interruption and unemployment insurance, as we may determine from time to time. All insurance policies must be issued by carriers approved by us, must contain such types and reasonable minimum amounts of coverage, exclusions and maximum deductibles as we prescribe from time to time, must name us and our Affiliates as additional insureds, must provide for 30 days' prior written notice to us of any material modification, cancellation or expiration of such policy and must include such other provisions as we may require.

     At our request, you must furnish us with such evidence of insurance coverage and payment of premiums as we require. If you fail or refuse to maintain any required insurance coverage, or to furnish satisfactory evidence thereof, we, at our option and in addition to our other rights and remedies hereunder, may obtain such insurance coverage on your behalf and you must pay us any costs and premiums we incur.

     12. Training and Guidance. You or your designated representative must attend and successfully complete an initial program on the operation of the NutriRx Program at such time(s) and place(s) as we designate. We may require you or your Center Manager(s) to attend and successfully complete periodic or additional training programs. We will not charge any fees for attendance at any such training program. You will be responsible for all compensation and expenses (including travel, meals and lodging) incurred by you and your personnel in attending any training programs.

     13. Inspection. We may periodically inspect your Center(s) to determine whether the NutriRx Program is being properly implemented. We have the right at any time during business hours to (1) inspect your Center; (2) observe, photograph, audiotape and/or video tape your Center's operation; (3) remove samples of any dietary food and beverage products, materials or supplies for testing and analysis and (4) interview personnel and/or customers of your Center. You agree to cooperate fully with such activities. We will respect client privacy and the confidentiality of client medical records during any inspection.

     14. Termination of NutriRx Program. If at any time during the first twelve months after the date of this Amendment, Franchisee fails to implement and/or operate the NutriRx Program in accordance with the Company's standards established in the Operations Manual or other manuals or written communications or if we in good faith determine to terminate, limit or otherwise restrict the NutriRx Program, then we may terminate your right to offer the NutriRx Program or any other or related weight loss program that uses prescription medication effective upon notice to you. You agree to take all action we request to discontinue offering, selling and using the Program.

     If we determine to restrict, limit or terminate the NutriRx Program, we agree not to act arbitrarily in any distinctions we make between you and other franchisees and if we determine to continue the NutriRx Program only in corporate centers, we agree to make such decision in good faith, for example, we may decide that it is more difficult or costly to ensure proper implementation of the NutriRx Program in franchised centers, but we may not do so for the sole purpose of providing a competitive edge for corporate centers that compete directly with you.

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     You acknowledge and agree that a termination of your rights to the NutriRx
Program does not constitute a termination (or constructive termination) of your franchise under this Agreement or applicable law.

     15. Effect of Failure to Voluntarily Discontinue the NutriRx Program. Any franchisee who fails to comply with paragraph 14 above and does not voluntarily discontinue the sale and servicing of the NutriRx Program (or any other medical weight loss program approved by the Company) after notice from the Company, may have its franchise immediately terminated and shall thereafter:


     (a) Within 30 days after the effective date of termination or expiration (without renewal) of this Agreement, you must pay us and our Affiliates all royalties, Advertising Fund contributions, amounts owed for purchases from us or our Affiliates, interest due on any of the foregoing and all other amounts owed to us or our Affiliates which are then unpaid.

     (b) not directly or indirectly at any time or in any manner use any Mark, any colorable imitation of any Mark or any other indicia of a Nutri/System Center.

     (c) take such action as may be required to cancel all fictitious or assumed name registrations relating to your use of any Mark;

     (d) notify the telephone company and all telephone directory publishers of the termination or expiration of any rights you may have to use any telephone number and any regular, classified or other telephone directory listings associated with any Mark and to authorize transfer of the number to us or at our direction. You must immediately execute such instruments and take such steps as we deem necessary or appropriate to transfer and assign each such telephone number. You irrevocably appoint the then president of Franchisor or its successor as your duly authorized agent and attorney-in-fact to execute all instruments and take all steps to transfer and assign each such telephone number;

     (e) promptly remove from the Premises, and discontinue using for any purpose, all signs, fixtures, furniture, decor items, advertising materials, forms and other materials and supplies which display any of the Marks or any distinctive features, images, or design associated with Nutri/System Centers and, at your expense, make such alterations as may be necessary to distinguish the Premises so clearly from its former appearance as a Nutri/System Center and from other Nutri/System Centers as to prevent any possibility of confusion by the public;

     (f) if we ask you to sell us all unadulterated and saleable dietary food and beverage products located at the Center and purchased in accordance with this Agreement, you must promptly do so and discard any remaining dietary food and beverage products not so purchased. If we choose to purchase such dietary food and beverage products, we will do so at your cost, less 10% for shipping and handling;

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     (g) immediately cease to use all Confidential Information and return to us all copies of the Operations Manual and any other confidential materials which have been loaned to you; and

     (h) within 30 days after the effective date of termination or expiration, furnish us evidence satisfactory to us of your compliance with the foregoing obligations.

     16. Covenants Not To Compete. Paragraph 2 of the Franchise Agreement is hereby deleted in its entirety and replaced with the following: During the term of the Franchise Agreement, neither you nor any of your Owners may, without our prior written consent, directly or indirectly own any legal or beneficial interest in, or render services or give advice to any Competitive Business located anywhere or any business enterprise located anywhere which grants franchises or licenses to operate any Competitive Business. In addition, for a additional period of 2 years, starting on the effective date of termination or expiration (without renewal) of this agreement, neither you nor any of your Owners may directly or indirectly (such as through your or their Immediate Families) own a legal or beneficial interest in, or render services or give advice to: (a) any Competitive Business operating in a radius of 10 miles of your Center; (b) any Competitive Business operating within a radius of 10 miles of any Nutri/System Center in operation or under construction on the effective date of termination or expiration; or (c) any entity which grants franchises, licenses or other interests to others to operate any Competitive Business.

     You and each of your Owners expressly acknowledge the possession of skills and abilities of a general nature and the opportunity for exploiting such skills in other ways, so that enforcement of the covenants made in this Section will not deprive any of you of your personal goodwill or ability to earn a living. If you or any of your Owners fail or refuse to abide by any of the foregoing covenants, and we obtain judicial enforcement thereof, the obligations under the breached covenant will continue in effect for a period of time ending 2 years after the date such person commences compliance with the order enforcing the covenant.

     17. Continuing Obligations. All obligations under this Agreement which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect until they are satisfied in full or by their nature expire.

     18. Exclusive Jurisdiction. You and each of your Owners agree that the U.S. District Court for the Eastern District of Pennsylvania, or if such court lacks jurisdiction, the Court of Common Pleas (or its successor) for Montgomery County, Pennsylvania shall be the venue and exclusive forum in which to adjudicate any case or controversy arising from or relating to this Amendment. You and each of your Owners irrevocably submit to the jurisdiction of such courts and waive any objections to either the jurisdiction of or venue in such courts.

     19. Conflict of Provisions. If there is any conflict between the provisions of this Amendment and the Franchise Agreement the provisions of this Amendment prevail. All

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of the remaining terms, conditions, covenants and obligations of the Franchise
Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first written above.


NUTRI/SYSTEM L.P.                          FRANCHISEE:
by: NSI Management, Inc.,
its managing general partner               by:



By:                                        By:
    --------------------------------           -------------------------------
        Philip Voluck, President                                  , President



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                      1995 SETTLEMENT AND RELEASE AGREEMENT

     This Agreement is entered into as of April __, 1995, by and between Nutri/System L.P. ("Franchisor") and ______________________ ("Franchisee").

     WHEREAS, Franchisee is a party to one or more Franchise Agreements, as previously amended, with Franchisor which are listed and described more fully on
Exhibit 1 hereto (the "Franchise Agreements");

     WHEREAS, Franchisee entered into a "1994 Settlement and Release Agreement" with an effective date of January 1, 1994, with Franchisor and Michael E. Heisley (the "1994 Agreement");

     WHEREAS, Franchisee has alleged directly, or through a party purporting to act as a representative of a class of all franchisees, that it has or may have claims against Franchisor and Michael E. Heisley arising out of the Franchise Agreements and/or 1994 Agreement;

     WHEREAS, Franchisor and Michael E. Heisley deny that Franchisee has any claim against either of them; and

     WHEREAS, Franchisor and Franchisee now wish to settle and resolve all of their differences and amend the 1994 Agreement.

     NOW, THEREFORE, in consideration of the premises and promises set forth herein and intending to be legally bound hereby, the parties agree to the following:

     1. For the period from March 1, 1995 through February 28, 1997, Franchisor hereby agrees to reduce Franchisee's royalty due and owing under the Franchise Agreements by 42.9% (i.e., from 7% to 4% or from 6% to 3.4%, depending on the royalty currently due thereunder).

     2. Paragraph 2 of the 1994 Agreement is deleted in its entirety and Franchisor agrees to waive payment of all accounts receivable (but not the balance due on promissory notes) attributable to Franchisee which arose on or before the date of the filing of bankruptcy of Nutri/System, Inc., May 4, 1993. However, same shall only be applicable as long as Franchisee's centers do not compete with existing Franchisor centers for a period of two years, provided this non-competition requirement does not apply to existing Franchisee centers in Franchisor markets.

     3. Franchisee acknowledges that Franchisor has complied with the advertising requirements for 1994 set forth in paragraph 3 of the 1994 Agreement. Furthermore,


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Franchisee hereby waives and releases Franchisor from any obligation to do franchisee dedicated advertising in 1995 or 1996 as set forth in paragraph 3 of the 1994 Agreement.

     4. Franchisor hereby waives Franchisee's obligations to comply with the provisions of paragraphs 3, 4 and 5 of that certain Amendment to Franchise Agreement, dated effective December 31, 1991 ("PCA Amendment"), for the calendar years 1994 and 1995. Beginning January 1, 1996, and thereafter, Franchisee must comply with all provisions of the PCA Amendment in order to receive the benefits of a free renewal period, except that Franchisee's obligation in paragraph 4 thereof to advertise at ten percent (10%) of its net receipts is reduced to six percent (6%).

     5. Franchisee hereby irrevocably and unconditionally releases the Franchisor and Michael E. Heisley from any and all claims of every kind and nature which Franchisee has or may have up to the date of this Release (i) arising out of or in connection with: (a) the Franchise Agreements or (b) the 1994 Agreement, including, without limitation, their respective terms and conditions and Franchisor's performance thereunder; and (ii) any claims that were raised or could have been raised by the parties regarding subparagraph (a) and/or (b) above or, had the action been certified as a class action, by the class representative in Cross Road Professionals, Inc. and Park Avenue Professionals, Inc. v. Nutri/System L.P. and Michael Heisley, Case No. 94-CV-5266, in the United States District Court for the Eastern District of Pennsylvania (the "Civil Action"). Franchisee hereby also agrees that should Franchisee file any action against Franchisor subsequent to the date of this Agreement that alleges a cause or causes of action to which this Release is deemed a bar, then Franchisee shall be liable to Franchisor for its attorneys fees and costs in defending any such cause of action, provided Franchisor prevails.

     6. This Agreement shall be null and void and of no effect unless all Nutri/System franchisees who signed the 1994 Agreement execute agreements identical in substance to this Agreement on or before April 15, 1995.

     7. Counsel for the franchisee plaintiffs in the Civil Action will take those steps necessary to dismiss with prejudice the Civil Action on or before April 15, 1995. Franchisee hereby consents to the entry of the aforesaid dismissal order, subject to the provisions of this Agreement.

     8. Any terms, covenants or conditions in Franchisee's Franchise Agreements or any amendments thereto or in the 1994 Agreement that are inconsistent with any of the provisions of this Agreement are superseded by the terms of this Agreement.

     9. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns.

     10. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. The parties hereto agree that the United States District Court for the Eastern District of Pennsylvania or the Court of Common Pleas for Montgomery County,


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PENNSYLVANIA SHALL have jurisdiction over any dispute arising out of the terms of this Agreement.

     11. If any provision of this Agreement or the application of it shall be determined to be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions shall not be affected and shall be enforced to the greatest extent permitted by law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.


(FRANCHISEE)                              NUTRI/SYSTEM L.P.
                                          By: NSI MANAGEMENT, INC.,
                                              its General Partner



By:                                       By:
    --------------------------                ---------------------------
                                                  Philip Voluck

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                               [EXHIBITS OMITTED]

                      1994 AMENDMENT TO FRANCHISE AGREEMENT

     This Amendment is entered into as of January 1, 1994, by and between NSI Acquisition Limited Partnership ("Company") and ________________________ ("Franchisee").

     WHEREAS, an exclusive Franchise Agreement, issued under date of November 16, 1987 as amended ("Franchise Agreement"), was entered into by and between Nutri/System, Inc. ("NSI") and Franchisee whereby Franchisee agreed to own and operate Nutri/System Weight Loss Centers in the territory designated therein ______________________ ("Territory"); and

     WHEREAS, the Company, a partnership having two general partners, one of which is a corporation controlled by Michael E. Heisley and responsible for the management of the Company has acquired the Franchise Agreement; and

     WHEREAS, Franchisee and the Company wish to reaffirm the commitment of Franchisee and Company to the Nutri/System Weight Loss Program and amend the terms of the Franchise Agreement.

     NOW, THEREFORE, in consideration of the premises and promises set forth herein and intending to be legally bound hereby, the parties agree to modify the Franchise Agreement as follows:

     1. Paragraph 7 of the Franchise Agreement shall be deleted in its entirety and be replaced for purposes of this Amendment with the following language: "In addition to the franchise fee previously paid for the Territory, the Franchisee will pay to the Company a monthly royalty on a per center basis beginning with March 15, 1994, in accordance with the following schedule:


With respect to net receipts from the sale of the Company's products and services ("Net Receipts") during each month during the following period:
--------------------------------------------------------------------------------

February 1, 1994 through December 31, 1994 (the "Period")


A royalty in an amount equal to a percentage of the Net Receipts, as set forth below, payable on or before the fifteenth (15th) day of the following month:
--------------------------------------------------------------------------------

5% of Net Receipts on a per center basis, until such time as aggregate Net Receipts for a center during the Period equal $100,000 then 7% on all other Net Receipts for such center during the Period


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January 1, 1995 through December 31,                          7% of Net Receipts
1995 and each calendar year thereafter

     2. Paragraph 1(B) of Exhibit C to the Franchise Agreement (the 1984 Release Agreement) shall be deleted in its entirety and replaced for purposes of this Amendment with the following language: 'Thirty-three percent (33%) of the net cost amount from subparagraph (A) above, which includes all cost of distribution except as set forth in paragraph 4 below, until such time that year-to-date system wide retail revenue (i.e., total Company and franchisee retail revenue from the sale of all services and products, less sales tax and refunds) equals three hundred and fifty million dollars ($350,000,000). Above $350,000,000 of year-to-date system wide retail revenue the 33% markup declines one hundred
(100) basis points for each incremental fifty million dollars ($50,000,000) of system wide retail revenue to a floor of twenty-three percent (23%) as outlined below:

                       Year-to-Date
                System Wide Retail Revenue             Food Mark-Up
                --------------------------             ------------

                   zero to $350 million                   33%
               $350 million to $400 million               32%
               $400 million to $450 million               31%
               $450 million to $500 million               30%
               $500 million to $550 million               29%
               $550 million to $600 million               28%
               $600 million to $650 million               27%
               $650 million to $700 million               26%
               $700 million to $750 million               25%
               $750 million to $800 million               24%
               $800 million and above                     23%

     plus,"

     3. Paragraph 13(1) of Exhibit C to the Franchise Agreement (1984 Release Agreement) is amended to delete the words "make suggestions for" and substitute therefore the word "approve".

     4. Paragraph 7(C)(2) of Exhibit C to the Franchise Agreement (1984 Release Agreement) shall be deleted in its entirety.

     5. All the remaining terms, conditions, covenants and obligations of the Franchise Agreement shall remain unchanged and in full force and effect. To the extent that Franchisee owes a renewal fee, any renewal fee schedule attached to the Franchise Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the date first written above.


NSI ACQUISITION, LIMITED PARTNERSHIP                       FRANCHISEE
By NSI Management, Inc., Its General Partner




By:                                        By:
    ----------------------------               ----------------------------

                      1994 SETTLEMENT AND RELEASE AGREEMENT

     This Agreement is entered into as of January 1, 1994, by and between NSI Acquisition Limited Partnership ("Franchisor"), Michael E. Heisley ("Heisley") and ___________________ ("Franchisee")

     WHEREAS, Franchisee is a party to one or more franchise agreements, as previously amended, with Nutri/System, Inc. ("NSI") which are listed and described more fully on Exhibit 1 hereto ("the Franchise Agreements"); and

     WHEREAS, on May 4, 1993 an involuntary petition was filed against NSI ("Petition") under Chapter 7 of Title 11 of the United States Code, 11 U.S.C. ss.101 et seq. (the "Bankruptcy Code"). On June 3, 1993, the Petition was amended to seek relief under Chapter 11 of the Bankruptcy Code and NSI consented to an order for relief, which was entered by the Court on June 4, 1993, In re Nutri/System. Inc., E.D. Pa., Cpt. 11, No. 93-12725S ("NSI Bankruptcy"); and

     WHEREAS, Franchisee has alleged that it has or may have claims against NSI arising out of actions taken by NSI; and

     WHEREAS, NSI has alleged that it holds food and print related receivables for obligations incurred by Franchisee prior to the filing of the Petition ("Prepetition Accounts Receivable"); and

     WHEREAS, on December 29, 1993, Franchisor, a partnership having two general partners, one of which is a corporation controlled by Heisley and responsible for the management of Franchisor, acquired the Franchise Agreements, the "Nutri/System" trade name and trademarks, the Franchise pre-Petition trade accounts receivable, including Franchisee food and print related receivables, non-food receivables and renewal fees receivables, and a significant portion of other assets of NSI which were used in the operation of NSI's franchise system as of that date ("NSI Franchise Assets"), from NSI Debt, Inc. which had acquired the NSI Franchise Assets through foreclosure and public sale pursuant to state law; and

     WHEREAS, Franchisor and Franchisee now wish to settle and resolve all of their differences and reaffirm the franchise relationship and Franchise Agreements;

     NOW, THEREFORE, in consideration of the premises and promises set forth herein and intending to be legally bound hereby, the parties agree to the following:

     1. Franchisor hereby waives all royalties due and owing under the Franchise Agreements from April 1, 1993 through and including January 31, 1994.

     2. Franchisee agrees to pay to Franchisor Prepetition Accounts Receivables in six equal monthly payments commencing October 1, 1994. Payments received on such Prepetition Accounts Receivables will be placed into a trust account, under the exclusive control of the advertising committee, to be used to pay: (i) for advertising supplemental to that required by paragraph 3 below and (ii) $161,000 from pre-Petition food and print related accounts receivables to be collected from all franchisees system wide to be paid directly to NSF Corp. ("NSF") for its general expenses on March 15, 1995. Commencing on March 15,1994, provided Franchisee has made and continues to make all payments required hereunder and under the terms of the Franchise Agreements, as amended per Exhibit 2, the Franchisor will reestablish fourteen (14) day credit terms, including normal delivery time, in accordance with paragraph 7 of the June 1984 Release Agreement, attached as Exhibit C to the Franchise Agreements.

     3. Franchisor will begin to create and distribute advertising materials for/to the franchisees immediately. This obligation, the creation and distribution of advertising materials, is an ongoing obligation of Franchisor. Franchisor has indicated that in 1994, it will spend at least three million dollars ($3,000,000) on the creation of advertising materials. Franchisor will begin national advertising on January 1, 1994. In addition to this obligation, Franchisor is obligated to spend, on an annual basis in 1994, 1995 and 1996, and subject to Advertising Committee approval the lesser of nine million dollars ($9,000,000) increased annually by four percent (4%) for inflation or seventy-one point four percent (71.4%) of the royalty (i.e., five percent (5%) of franchisee revenue) collected by the Franchisor on franchisee dedicated advertising (including national advertising which would benefit Company centers indirectly). Advertising programs for years after 1996 will be developed in the future. Franchisor has indicated that in 1994, it will spend a total of eighteen million dollars ($18,000,000) on advertising; nine million dollars ($9,000,000) on franchisee dedicated advertising (including national advertising which would benefit Company centers indirectly), six million dollars ($6,000,000) on local advertising in the Company markets, and three million dollars ($3,000,000) on the creation of advertising materials.

     4. Franchisor will reimburse NSF for $500,000 of its NSI Bankruptcy related expenses following receipt of appropriate documentation supporting these expenses. Franchisor will pay this sum by February 12,1994; provided that at least 400 of the franchise centers sign this Agreement and the attached Amendment to Franchise Agreement (Exhibit 2) by January 15, 1994.

     5. Franchisor will make reasonable efforts to purchase insurance coverage, including products and professional liability insurance, for Franchisor. In addition, Franchisor will purchase insurance for its Company centers from a financially sound third party insurance company (i.e., the captive insurance subsidiary of NSI will not be used to provide this insurance) and will cooperate with the franchisees in developing an overall insurance program.

     6. As of December 29, 1993, Franchisor was capitalized with at least fifteen million dollars ($15,000,000) of equity.

     7.(a) Franchisee hereby irrevocably and unconditionally releases Heisley, any company or entity controlled by Heisley, and Franchisor from any and all claims of every kind and nature which Franchisee has or may have arising out of or in connection with: (i) the operation of Franchisee's Nutri/System franchise or the performance of NSI or Franchisor under the Franchise Agreements or any other franchise agreement Franchisee now has or may have had with NSI or Franchisor, (ii) the operations or management of NSI or the NSI Bankruptcy proceedings, (iii) the transfer or disposal of any assets of NSI or the effecting of any payment to the "Banks" (as hereinafter defined). Franchisee acknowledges that as of the effective date hereof, no non-waived defaults or violations by Heisley, any company or entity controlled by Heisley, or Franchisor exist.

     (b) Franchisee hereby irrevocably and unconditionally releases First Fidelity Bank, National Association, Pennsylvania, PNC Bank, National Association, Mellon Bank, N.A., CIBC, Inc., Maryland National Bank, Continental Bank, N.A. and Credit Du Nord (the "Banks"), and any and all successor holders of the NSI debt owed to the Banks from any claims that Franchisee may have against the Banks that could require repayment by any of the Banks of any amount paid, set-off or applied against obligations of NSI to any of the Banks on or after April 27, 1993 and prior to or as of December 1, 1993 ("NSI Payments"). The parties intend that said release does not preclude Franchisee from bringing, and said release shall not apply to, any and all other claims of every kind and nature Franchisee may have against the Banks which could not require repayment of any portion of the NSI Payments (e.g. tortious interference claims by Franchisee for damages such as lost profits, additional costs and diminution in value regarding its business and punitive damages).

     (c) Notwithstanding any contrary provision herein, it is the intention of the parties to this Agreement that the foregoing release of the Banks be limited to and effect a release of only those claims that could require Heisley, any company or entity controlled by Heisley, or Franchisor to pay or otherwise reimburse, to any of the Banks all or any portion of NSI Payments repaid by the Banks as described in (b) above.

     8. Heisley, any company or entity controlled by Heisley, and Franchisor hereby irrevocably and unconditionally release Franchisee from any and all claims of every kind and nature which Heisley, any company or entity controlled by Heisley, or Franchisor may have arising out of or in connection with the operation of Franchisee's Nutri/System franchise or Franchisee's performance under the Franchise Agreements or any other franchise agreement Franchisee now has or may have had with NSI or Franchisor other than with respect to Prepetition Accounts Receivable, any non-food receivables (excluding royalties to the extent required by paragraph 1 above) and any renewal fees, if any, now due under the Franchise Agreements. Heisley, any company or entity controlled by Heisley, and Franchisor acknowledge that as of the effective date hereof, no non-waived defaults or violations by Franchisee exist, other than with respect to Prepetition Accounts Receivable, any non-food receivables (excluding royalties to the extent required by paragraph 1 above) and renewal fees, if any, now due. Heisley, any company or entity controlled by Heisley, and Franchisor further acknowledge that Franchisee reserves any and all claims of every kind and nature and the right and ability to assert such claims, not released in paragraph 7 above.

     9. Franchisor hereby waives Franchisee's obligation to comply with the provisions of paragraphs 3, 4, and 5 of that certain Amendment to Franchise Agreement, dated effective December 31,1991 ("December 31,1991 Amendment"), for the calendar year 1993. Beginning January 1, 1994, and thereafter, Franchisee must comply with all provisions of the December 31, 1991 Amendment in order to receive the benefits of a free renewal period.

     10. Franchisee and Franchisor hereby reaffirm the terms of the Franchise Agreements, acknowledge that the Franchise Agreements are valid and binding contracts, and agree to execute an Amendment to Franchise Agreement, in the form attached hereto as Exhibit 2, for each Franchise Agreement listed on Exhibit 1.

     11. Franchisee hereby consents to an assignment of the Franchise Agreements to Franchisor and agrees to execute any additional agreement which is necessary to effectuate the assignment and which is consistent with this Agreement and the Franchise Agreements.

     12. Any terms, covenants or conditions in Franchisee's Franchise Agreements that are inconsistent with any of the provisions of this Agreement are superseded by the terms of this Agreement.

     13. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns.

     14. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. If any provision of this Agreement or the application of it shall be determined to be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions shall not be affected and the remainder shall be enforced to the greatest extent permitted by law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

(FRANCHISEE)                      NSI ACQUISITION LIMITED PARTNERSHIP
                                  BY NSI MANAGEMENT, INC., ITS GENERAL PARTNER


By:                                By:
    ---------------------------       --------------------------------


MICHAEL E. HEISLEY, individually
and on behalf of any company or entity
controlled by him


By:
    --------------------------------

                                [EXHIBIT OMITTED]

                        AMENDMENT TO FRANCHISE AGREEMENT

     Amendment made effective this 31st day of December, 1991 by and between Nutri/System, Inc. ("Company") and __________________ ("Franchisee").

     WHEREAS, an exclusive Franchise Agreement, issued under date of November 16, 1987 ("Franchise Agreement") was entered into by and between the Company and Franchisee whereby franchisee agreed to own and operate Nutri/System Weight Loss Centers in the territory designated as __________________ ("Territory").

     WHEREAS, both the Company and Franchisee recognize the importance of marketing the Franchisee's business throughout the territory.

     WHEREAS, pursuant to Exhibit B to the Franchise Agreement and the Letter of Intent to Participate, dated August 1987, referred to therein, Franchisee received a deferral and opportunity to reduce the franchise renewal fee ("PCC Payment") payable during a period, commencing January 1, 1988 and ending January 1, 1993, for an extended term of the Franchise Agreement ("PCC Term").

     WHEREAS, Franchisee and the Company wish to reaffirm Franchisee's commitment to marketing the Nutri/System name and weight loss program in the Territory through media advertising and amend the terms of the Franchise Agreement.

     NOW, THEREFORE, In consideration of the premises set forth herein and intending to be legally bound hereby, the parties agree to modify the Franchise Agreement as follows:

     1. The second sentence of paragraph three of the Franchise Agreement is deleted in its entirety.

percent (10%) of net receipts or a $.50 PCA on local advertising does not affect Franchisee's obligations to participate in a cooperative advertising program, in accordance with the terms and conditions set forth above."

     4. For the purposes of this Amendment, the determination of whether Franchisee is in compliance with the above provision, i.e., whether Franchisee's advertising expenditures are equal to either 10% of its net receipts or $.50 PCA, Franchisee's compliance will be measured annually on a calendar year basis using the net receipts or population of the Territory or, if Franchisee has two or more Franchise Agreements describing territories within the same ADI, Franchisee may choose to have its compliance measured by the Territory combined with all other territories owned by Franchisee within the same ADI. The population data source for the Territory will be the Company's "center based tracking system", with the population determined by the most current federal census report, as updated. Under no circumstances will the Company update or change the population figure for the Territory more than once every two years.

     5. The Franchisee will complete and file with the Home Office a monthly form reporting Franchisee's monthly advertising expenditures. The Company will be entitled to audit on a semi-annual basis, at Company expense and after reasonable written note to Franchisee, Franchisee's advertising expenditure receipts and Franchisee is obligated to maintain current records and past records for the most recent two full calendar years.

     6. If Franchisee now has or at any time in the future adds a satellite not included in the existing Territory (for which an annual renewal fee is paid), said satellite(s) are excluded from this renewal program; that is, neither the advertising expenditures for such satellite nor the net receipts attributable thereto shall be used to determine Franchisee's compliance with either the 10% of net receipts or $.50 PCA obligations.

     7. Should Franchisee fail to comply with its obligation to spend at least 10% of net receipts or $.50 PCA in advertising dollars during any calendar year, Franchisee shall be allowed to cure any deficiency during the first quarter of the following calendar year. Any additional advertising expenditures designated by Franchisee to cure the prior year's deficiency in advertising expenditures will be credited to the prior year so designated and will not be counted towards Franchisee's advertising obligations for the current year.

     8. The Company will use its best efforts, at Franchisee's request, to assist Franchisee in developing and managing plans for the efficient and productive expenditures of its marketing funds.

     9. The Company hereby agrees to waive any additional PCC Payments due as of January 1, 1992 and going forward thereafter under the terms of Franchise Agreement. All payments, if any, made prior to January 1, 1992 by Franchisee shall be retained by the Company except that if Franchisee met its PCC goal established by Exhibit B to the Franchise Agreement for the annual adjusted base year beginning May 1, 1990 and ending April 30, 1991, Franchisee will be entitled to a refund of all PCC payments made prior to January 1, 1992. Franchisee and the Company agree that the refund due under this paragraph will be made to Franchisee through food credits available beginning April 1, 1992. Provided Franchisee is in compliance with this Amendment agreement, Franchisee will have no further obligation for PCC Payments pursuant to the Franchise Agreement.

     10. Should Franchisee default under its obligations to incur local advertising expenditures equal to 10% of net receipts or $.50 PCA in any calendar year during the term set forth in paragraph three of the Franchise Agreement, and Franchisee fails to cure said default within the time frame set forth in paragraph 7 above, then Franchisee forfeits the waiver of the PCC Payments set forth in paragraph 9 above, forfeits the additional renewal term at no renewal fee set forth in paragraph 2 above, and Franchisee's obligations revert back to those set forth in the Franchise Agreement and Exhibit B thereto, as if this Amendment never existed and this Amendment shall be null and void and Franchisee shall be obligated to pay any PCC Payments or renewal payments due and owing pursuant to the Franchise Agreement.

     11. All the remaining terms, conditions, covenants and obligations of the Franchise Agreement shall remain unchanged and in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have set their hands and seals this 31st day of March, 1992.


Attest:                                              NUTRI/SYSTEM, INC.



By:                                                  By:
    -----------------------------------------            --------------------------------------
    _____________, Asst. Corporate Secretary             Ricardo D. Arevalo, Vice President-
                                                         Franchise Operations
                     (Seal)





By:
    -----------------------------------------
    Authorized Signer

                               NUTRI/SYSTEM, INC.
                               Exclusive Franchise Agreement

Issued under date of

Nutri/System, Inc., a corporation organized under the laws of the State of Pennsylvania with general offices in Willow Grove, PA (herein called the "Company"), hereby grants to

Name

Address


(herein called the "Franchisee"), an exclusive Franchise to own and operate a weight control or weight loss center(s) (herein called the "Center"), under the Nutri/System, Inc. copyrights, patents, and trademarks for designs, trade names, signs, insignias, symbols, or slogans (herein collectively called the "Trademarks"), in the following described territory (herein referred to as the "Territory"), and shown more fully on the attached map called "Exhibit A", and nowhere else, bounded as follows:


This Franchise Agreement being upon the following terms and conditions:

1) That the Franchisee will operate a thoroughly clean, appropriately laid out, and decorated center at:

or other locations as agreed upon in writing.

2) That the Franchisee will not operate or sell, directly or indirectly, any other competing weight control or weight loss business, or any other business which could be confused with the Center either during the term of this Agreement or for two (2) years thereafter in a ten (10) mile radius of any center.

3) That the term of this Agreement shall commence
(Issue Date) and expire                         . Provided Franchisee is in
substantial compliance with this Agreement, this Agreement shall be renewable for an additional ten (10) years at the option of the Franchisee, on economic terms and conditions presenting the Franchisee a reasonable opportunity to earn renewal fee reductions and/or a "zero" renewal fee.

4) That the Franchisee will use reasonable efforts to have sufficient penetration of Centers in the Territory approved by the Company to enable the Franchisee to meet fully his obligations under this Agreement. It is recognized that under the foregoing it may be necessary from time to time for the Franchisee to increase the penetration of Centers in the Territory. The Franchisee will comply with any and all local, city, county, State and Federal laws and regulations now in effect or which may hereafter be enacted pertaining to the operation of weight loss or reduction Centers. The Center will be maintained at all times in good condition and appearance, subject to the Company's operational manual (herein referred to as "Operations Manual"), which manual shall neither be inconsistent with any of the terms or conditions of this Agreement, nor contain minimum business requirements not set forth in this Agreement. The Franchisee will not operate or permit the Center to be operated in any way not in compliance with the Company's reasonable requirements or standards.

5) That the Franchisee will make no representation as to the program, diet, food, or Center not previously authorized by the Company in writing, such authorization not to be unreasonably withheld. Failure of the Company to act within fourteen (14) days of request for authorization shall be deemed authorization. The business shall be operated under the Company's Trademarks and on its own merits, and not compared with any other weight loss or reduction business without the Company's consent.

6) That the Franchisee will market the business throughout the entire Territory. Without in any way limiting the Franchisee's obligation under this Paragraph 6, the Franchisee must use reasonable efforts to meet and increase the demand for the business throughout the Territory and to secure penetration for the population in the Territory; and must reasonably cooperate in and support the Company's marketing, advertising, and sales promotion programs and campaigns for the Territory. If other franchisees or Company centers share an Area of Dominant Influence ("ADI") with Franchisee, then if Company directs and two-thirds (2/3) of the franchise centers of the affected franchisees agree, Franchisee shall participate with the other franchisees and Company in a cooperative advertising program. In the event no payment sharing agreement is reached, Franchisee shall pay a proportionate share of the expenses of such cooperative advertising program based upon penetration of the advertising medium within the Territory provided however, Franchisee's proportionate share shall not exceed three and one-half percent (3 1/2%) of Franchisee's monthly gross receipts from centers located in that part of the Territory penetrated by such advertising medium. In addition, the Franchisee will advertise in all reasonable media and engage in reasonable sales promotion of the business throughout the Territory at his own cost and expense. All advertising, marketing, promotional, and media copy shall be subject to the Company's approval, such approval not to be unreasonably withheld. Failure of the Company to act within fourteen (14) days of request for approval shall be deemed approval.

7) That in addition to paying a fee of
              for the Territory, the Franchisee will pay to the Company by the fifteenth (15) day of the following month a royalty fee of seven percent (7%) on all net receipts from the previous month's sale of the Company's products and services.

8) That the Franchisee will at all times cooperate and comply with quality control programs reasonably required by the Company, including Center layout and design specifications, and procedures set forth in the Operations Manual. The Franchisee will at all times cooperate with the company's field, territorial, and other representatives. The Franchisee will permit the Company's agents to conduct checks in the Center and Territory and to enter the Franchisee's Center upon reasonable notice during working hours and inspect the facilities, equipment and materials used. Without notice during working hours, Company shall have that access to Center which is available to the general public. The
Company or its agents will be allowed to check methods of operations. The Franchisee will furnish information reasonably requested by the Company concerning his Center and business and will furnish same in the form so requested. Franchisees without prior written approval may not alter any program, or diet, or sell products by mail, or relinquish control over the management of the exclusive franchise to an independent third party, or publish written materials copyrighted by Company.

9) That the Franchisee will carry all insurance and renewals on his operation in such amounts as reasonably required by the Company.

10) That upon the happening of any one or more of the following events, in addition to all other rights and remedies, including the Company's right to damages sustained, if any, the Company shall have the right to cancel or terminate this Agreement by written notice to the Franchisee:

     a) The failure of the Franchisee to substantially perform or comply with any one or more of the material terms or conditions of this Agreement, and correction of such failure is not made within sixty (60) days after receipt by Franchisee of written notice from Company that such failure exists, provided however, if such failure constitutes an imminent danger of public health, then such cure period may be shortened as reasonably necessary to protect the public health; or the failure of the Franchisee to obtain prior written approval from the Company for any deviations from this agreement, such approval not to be unreasonably withheld. Failure of the Company to act within thirty (30) days of request for approval shall be deemed approval.

     b) Any sale, transfer or other disposition, without the prior written consent of the Company (such consent not to be unreasonably withheld. Failure of the Company to act within thirty (30) days of request for consent shall be deemed consent) including any such transfer by operation of law:

          i) Of all or part of the business effecting the Franchise; or

          ii) Of more than ten percent (10%) of the stock of the Franchisee, if the Franchisee be a corporation, or of any of its stock if sold in a public offering; or

          iii) Of any interest in a partnership or the withdrawal of a partner if the Franchisee be a partnership; or

          iv) The merger or consolidation of the Franchisee with any other company, or the dissolution of the Franchisee.

     c) The discontinuance by the Franchisee, for any reason, of the business for a period of thirty (30) days, except as provided in Paragraph 17 hereof; or

     d) The insolvency of the Franchisee as that term is defined in either the bankruptcy or equity sense, or an assignment by the Franchisee for the benefit of creditors, or the filing of a voluntary petition under any Chapter of the Bankruptcy Act, as now enacted or as may hereafter be amended, or the failure of the Franchisee to vacate an involuntary bankruptcy or reorganization petition filed against him within sixty (60) days from the date of such filing, or the failure of the Franchisee to vacate the appointment of a receiver or a trustee for the Franchisee, or any part or interest of his business effecting the franchise, within sixty
     (60) days from the date of such appointment.

     e) If Franchisee defaults in the reporting or the payment of royalties, franchise fee, cooperative advertising costs, or any other indebtedness to Company, where such payments are not made 1) after receipt by the Franchisee of written notice that such payments are overdue and 2) within fourteen (14) days after Franchisee receipt of such written notice which period shall occur prior to cancellation or termination.

Upon the happening of any one or more of the foregoing events the Company shall also have the right to discontinue supplying the Franchisee with Food and/or other materials, for such length of time as the Company may reasonably deem necessary. without thereby cancelling or terminating this Agreement and without thereby prejudicing the Company's other rights and remedies including the right to terminate this Agreement for the same cause or for any one or more other causes.

11) In the event that the Company gives written consent to a sale or transfer as in paragraph 1Ob. above, the Franchisee will pay the Company its reasonable expenses of such transfer, at a rate schedule published by Company, which shall not exceed thirty-five hundred dollars ($3500.00) prior to any transfer being completed.

12) That, in addition to and not in limitation of the foregoing, if, in the reasonable opinion of the Company, the Franchisee should fail to promote the business or fail to secure reasonable penetration thereof in the Territory so defined geographically, the Company may call the Franchisee's attention to such failure by written notice to the Franchisee, specifying the segment of the Territory involved, and suggest remedial steps therefore. If Franchisee fails to use reasonable effort to substantially correct the failures identified in Company's written notice within three (3) months after the giving of such written notice, the Company shall thereupon have the right, upon written notice to the Franchisee to that effect, to remove such segment from the Territory covered by this Agreement and deal with it as the Company sees fit, without thereby cancelling or terminating this Agreement and without thereby prejudicing the Company's other rights and remedies hereunder. If the Company exercises such right to remove such segment from the Territory, the Company shall refund to Franchisee that portion of the franchise fee paid and attributable to such Territory segment.

13) That the Franchisee will pay and discharge, at his own expense, any and all expenses, charges, fees and taxes arising out of, or incidental to, the carrying on of his business, including, without limiting, the generality of the foregoing, all workers' compensation, unemployment insurance, and social security taxes levied or assessed with respect to the employees of the Franchisee, and the Franchisee will indemnify and hold harmless the Company, against any and all claims for such expenses, charges, fees and taxes.

14) That the Company or one of its subsidiaries is the owner of the various Trademarks used in the business, and will defend and protect same and indemnify and hold harmless the Franchisee in the authorized use of same. Nothing herein contained shall be construed as conferring upon the Franchisee any right or interest in said Trademarks or copyrights, and patents, used in connection with the business.

15) Company shall use best efforts to provide Franchisee with training programs for Franchisee and staff, operations and management guidance, marketing programs and advertising for the purpose of marketing the business throughout the entire Territory and securing penetration for the population in the Territory.

16) That the Franchisee shall not have the right to use the Trademarks as part of a trade name or the name of a partnership or corporation.

17) That immediately upon the cancellation or termination of this Agreement, however caused, the Franchisee will eliminate the Trademarks from his business, if they are in use, and will cease using, in any manner whatsoever, the Trademarks or copyrights, and patents used in connection with the business.

18) That neither party to the Agreement shall be held liable for failure to comply with any of the terms and conditions of this Agreement when such failure has been caused solely by fire, labor dispute, strike, war, insurrection, government restrictions, force majeure or act of God beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such default.

19) That this Agreement is personal. It cannot be transferred, assigned, pledged, mortgaged, or otherwise disposed of by the Franchisee in whole or in part without the Company's prior written consent, such consent not to be unreasonably withheld.

Failure of the Company to act within thirty (30) days of request for consent shall be deemed consent.


20) That this Agreement expresses fully the understanding, and that all prior understandings are hereby cancelled, and no future changes in the terms of this Agreement shall be valid, except when and if reduced in writing and signed by both the Franchisee and the Company, by legally authorized officials.

21) That this Agreement is subject to and controlled by all the terms and conditions of the Settlement/Release Agreement between the Company and the Nutri/System franchisees arising out of Civil Action No. 83-C-0601 (E.D. Wis.) and attached hereto and made a part hereof as Exhibit C. In the event of any inconsistencies between the terms and conditions of this Agreement and the terms and conditions of said Settlement/Release Agreement, the Settlement/Release Agreement shall control.

22) That the failure by the Company or the Franchisee to enforce at any time or for any period of time any one or more of the terms and conditions of the Agreement, shall not be a waiver of such terms or conditions or of such party's right thereafter to enforce each and every term and condition of this Agreement.


23) That this Agreement and all its terms and conditions shall be governed by and interpreted under the laws of the State of Pennsylvania.


NUTRI/SYSTEM, INC.


By


Title


This Agreement accepted and agreed to: